EXHIBIT 12.1




                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      AT OR FOR THE
                                    THREE MONTHS ENDED
                                        MARCH 31,                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       ----------                  -------------------------------------
                                    1997         1996        1996        1995        1994      1993       1992
                                    ----         ----        ----        ----        ----      ----       ----
                                                              (DOLLARS IN THOUSANDS)

INCLUDING INTEREST ON DEPOSITS:

Earnings:
  Earnings (loss) before income
    taxes..........................2,049        1,094        5,444      3,023       1,734        15     (2,390)
  Fixed charges from below.........5,395        3,718       18,897     11,269       6,655     5,103       6,813
  Earnings.........................7,444        4,812       24,341     14,292       8,389     5,118       4,423

Fixed Charges:
  Interest expense.................5,315        3,655       18,595     11,149       6,559     4,998       6,671
  Rent Expense........................80           63          302        120          96       105         142

Ratio of Earnings to Fixed
  Charges.....................      1.38x        1.29x        1.29x      1.27x       1.26x     1.00x       0.65x

EXCLUDING INTEREST ON DEPOSITS:

Earnings:
  Earnings (loss) before income
    taxes..........................2,049        1,094        5,444      3,023       1,734        15     (2,390)
  Fixed charges from below.........2,559        1,966        8,462      5,738       2,737       508         148
  Earnings.........................4,608        3,060       13,906      8,761       4,471       523     (2,242)

Fixed Charges:
  Interest expense, excluding
    interest on deposits...........2,479        1,903        8,160      5,618       2,641       403           6
 Rent Expense.........................80           63          302        120          96       105         142

Ratio of Earnings to Fixed
  Charges ....................      1.80x        1.56x        1.64x      1.53x       1.63x     1.03x     (15.15)x
